SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (date of earliest event reported): April 12, 2000

                                  ELCOTEL, INC.
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             (Exact name of registrant as specified in its charter).

           Delaware                  000-15205            592518405
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(State or other jurisdiction        (Commission           (IRS Employer
      of incorporation)             File Number)          Identification No.)

6428 Parkland Drive, Sarasota, Florida                    34243
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(Address of principal executive offices)                  (Zip Code)

                         Registrant's telephone number,
                       including area code: (941) 758-0389

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Item 5.  Other Events

      As previously disclosed in its Form 10-Q for the quarter ended December 31, 1999, Elcotel, Inc. (the "Company") reached an agreement in principle to enter into a forbearance agreement with its bank that would modify the terms of the loan agreements with its bank (the "Loan Agreements").

      On April 12, 2000, the Company entered into a Forbearance and Modification Agreement (the "Forbearance Agreement") that modified the terms of its Loan Agreements. Under the terms of the Forbearance Agreement, the maturity date of indebtedness outstanding under the Loan Agreements was changed to July 31, 2000, the annual interest rate under the Loan Agreements was increased to two and one-half percentage points above the prime interest rate, and the Company's ability to borrow additional funds under a $2.0 million export revolving credit line (none of which was borrowed as of such date) and a $1.5 million equipment credit line ($281,000 of which was borrowed as of such date) was cancelled. In addition, the Forbearance Agreement permits a $2.8 million overadvance through June 30, 2000 of indebtedness outstanding under a $10.0 million working capital revolving credit line and a $4.0 million installment note, and a $1.5 million overadvance thereafter based on the value of collateral consisting of eligible accounts receivable and inventories. The Forbearance Agreement only permits the Company to borrow additional funds under the $10.0 million revolving credit line to the extent that it repays debt outstanding on the date of the Forbearance Agreement and the Company is in compliance with the terms of the Forbearance Agreement. As of April 12, 2000 and the date hereof, the Company was not able to borrow any additional funds under the terms of the Forbearance Agreement. Overadvances, as defined in the Forbearance Agreement, approximated $2.3 million at March 31, 2000 and April 12, 2000. There is no assurance that the Company will be able to satisfy the overadvance provision in the Forbearance Agreement.

      Also, as previously disclosed, the Company is attempting to secure an asset based financing line and additional equity capital or other sources of funding to refinance the outstanding indebtedness under the Loan Agreements. The Company has received proposals with respect thereto and believes that its efforts will be successful. However, there is no assurance that the Company's efforts will be successful, or if successful, that such financing would be available on favorable terms. In addition, there is no assurance that any such financing would provide the funding required to refinance outstanding indebtedness and fund continued net operating losses and other liquidity requirements. If the Company's efforts to secure additional capital and/or other sources of financing are not successful, the Company may be forced to reduce its product development efforts, slow down the launch of its public access Internet appliance products and take other actions that may adversely affect the Company's growth potential and future prospects. Further, if the Company's efforts to raise additional capital and/or other sources of financing are not successful, the Company could experience difficulties meeting its obligations as they become due. Accordingly, there is no assurance that the Company's cash resources will be sufficient to meet its anticipated cash needs for operations, working capital and capital expenditures for the next twelve months unless the Company is able to successfully raise additional capital and/or financing on satisfactory terms. Furthermore, there is no assurance that the Company will be able to complete any transaction in which it raises such additional capital prior to the expiration date or any default in the overadvance provision of the Forbearance Agreement.


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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                   ELCOTEL, INC.

Date: May 1, 2000                                  By: /s/ William H. Thompson
                                                      --------------------------
                                                      William H. Thompson
                                                      Senior Vice President,
                                                      Administration and Finance


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